MASTER LICENSE AGREEMENT

This Master License Agreement ("Agreement") is made by and between Minerva SoftCare NV ("Minerva"), a corporation organized and existing under the laws of Belgium, with offices located at Tervuursesteenweg 609, 1982 ELEWIJT, BELGIUM and IKAN FINANZ AG, ("Licensee"), a corporation organized and existing under the laws of Switzerland, with offices at Schweitzerhofstrasse 17, 8750 Glarus, SWITZERLAND

Date. This Agreement is effective as of December 31, 2002 (the "Effective")

W I T N E S S E T H:

WHEREAS, Minerva owns and is a proprietor of certain intellectual property relating to four (4) software products, partially developed and/or under development, known as MinervaChange ("Change"), MinervaDBA ("DBA"), Metasuite ("Metasuite") and MinervaTransform ("Transform")(Change, DBA, Metasuite and Transform are collectively referred to herein as the "Software") and will be described in an Schedule A. Schedule A will be attached no later then January 15, 2003; and

WHEREAS, Minerva has determined that the exploitation of the intellectual property by Licensee is in the best interest of Minerva; and

WHEREAS, Licensee has agreed to assume responsibility for marketing, developing, maintaining and supporting the Software, and

WHEREAS, Licensee desires to secure the exclusive right and license to use, develop, manufacture, market, maintain and exploit the intellectual property related to the Software.

NOW, THEREFORE, in consideration of the premises and of the promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Calendar Quarter means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1,

1.2 Calendar Year means a period of twelve (12) months beginning on January 1 and ending on December 31.

1.3 Confidential Information means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that Minerva identifies as confidential or proprietary at the time it is delivered or communicated to Licensee or within thirty (30) days after such delivery or communication.

1.4 Reserved.

1.5 Licensee Bankruptcy Event means Licensee becomes insolvent, or voluntary or involuntary proceedings by or against Licensee are instituted in bankruptcy or under any

insolvency law, or a receiver or custodian is appointed for Licensee, or proceedings are instituted by or against Licensee for corporate reorganization or the dissolution of Licensee, which proceedings, if voluntary, shall not have been dismissed within sixty (60) days after the date of filing, or Licensee makes an assignment for the benefit of creditors, or substantially all of the assets of Licensee are seized or attached and not released within sixty (60) days thereafter.

1.6 Minerva Bankruptcy Event means Minerva becomes insolvent, or voluntary or involuntary proceedings by or against Minerva are instituted in bankruptcy or under any insolvency law under which proceedings are instituted by or against Minerva for the dissolution of Minerva, which proceedings, if voluntary, shall not have been dismissed within sixty (60) days after the date of filing, or Minerva makes an assignment for the benefit of creditors, or substantially all of the assets of Minerva are seized or attached and not released within one hundred eighty (180) days thereafter.

1.7 Minerva Licensed Product(s) means products which in the absence of this Agreement would infringe on the Software, or products made, at least in part, using Minerva Technical Information.

1.8 Minerva Technical Information means research and development information, unpatented inventions, know-how, and technical data developed by Minerva and provided by Minerva to Licensee before or after the Effective Date of this Agreement.

1.9 Royalty Income means all revenue or offsetting non-cash gains generated from issuance of sublicenses or direct applications of the Software

1.10 Sale means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of Minerva Licensed Product(s) A Sale of Minerva Licensed Product(s) shall be deemed completed at the time Licensee or its sublicensee invoices, ships, or recognizes revenue for such Minerva Licensed Product(s), whichever occurs first.

1.11 Software means computer programs (in both source code and object code), firmware, databases, and other software and all documentation related to Change, DBA, Metasuite and Transform.

ARTICLE 2 LICENSE GRANTS

2.1 Minerva grants to Licensee an exclusive, perpetual, world-wide right and license, with the right to grant sublicenses, to use the Software and Minerva Technical Information and to offer for sale and to sell Minerva Licensed Product(s).

2.2 The right to sublicense conferred upon Licensee under this Agreement is subject to the following conditions:

2.2.1 In each such sublicense, the sublicensee shall be subject to the terms and conditions of the license granted to Licensee under this Agreement.

2.2.2 If Licensee becomes subject to a Bankruptcy Event, all payments then or thereafter due and owing to Licensee from its sublicensees shall upon notice from Minerva to any such sublicensee become payable directly to Minerva for the account of Licensee, provided

however, that Minerva shall remit to Licensee the amount by which such payments exceed the amounts owed by Licensee to Minerva

2.2.3 Notwithstanding any such sublicense, Licensee shall remain primarily liable to Minerva for all of the Licensee's duties and obligations contained in this Agreement, and any act or omission of a sublicensee which would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement.

2.3 All of Minerva's current Sublicense agreements listed on Schedule 2.3 hereto shall be forthwith assigned to Licensee.

ARTICLE 3 FEES AND ROYALTIES

3.1 Royalties

3.1.1 In consideration of the exclusive license granted, herein, Licensee shall buy certain tangible assets at book value (furniture, computers, etc.) and shall assume certain liabilities, whereunder Licensee shall tender employment to certain of the employees of Minerva all listed on Schedule 3.1.1 hereto. Schedule 3.1.1 will be attached no later then January 15, 2003

3.1.2 In further consideration of the exclusive license granted herein, Licensee shall pay to Minerva a royalty of ten percent (10%) of the Royalty Income earned and received by the Licensee.

3.1.3 Notwithstanding the foregoing, with respect to any Royalty Income generated from the existing pipeline of Minerva's contacts set forth on Schedule 3.1.3 hereto, Licensee shall pay to Minerva an additional royalty of fifteen percent (15%) of the Royalty Income earned and received by the Licensee (25% in total on the existing pipeline)

3.1.4 If Minerva becomes subject to a Minerva Bankruptcy Event, Licensee shall not pay any further any Royalty Income

3.4 Reports and Records

3.4.1 Licensee shall deliver to Minerva within forty-five (45) days after the end of each Calendar Quarter a report, certified by the chief financial officer of Licensee setting forth in reasonable detail the calculation of the royalties due to Minerva for such Calendar Quarter, including, without limitation:

3.4.1.1 Number of Minerva Licensed Products involved in producing Royalties, listed by country.

3.4.1.2 Number and Description of all sales arrangements, listed by Country.

3.4.1.3 Reserved.

3.4.1.4 Royalties due to Minerva, listed by country.

3.4.1.5 Royalties due to Minerva, listed by category, including without limitation earned, sublicensee derived and minimum royalty categories.

3.4.1.6 Reserved.

3.4.2 Royalties payable under Sections 3.1.2 and 3.1.3 hereof shall be paid within forty-five (45) days following the last day of the Calendar Quarter in which the royalties accrue and shall accompany the report of Section 3.4.1.

3.4.3 Licensee will maintain and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable hereunder to be verified. The records for each Calendar Quarter shall be maintained for three years after the submission of each report under Article 3 hereof. Upon reasonable prior notice to Licensee, Minerva and its accountants shall have access to all books and records relating to the Sales of Software or Minerva Licensed Products by Licensee and its sublicensees to conduct a review or audit thereof. Such access shall be available not more than once each Calendar Year, during normal business hours, and for each of three years after the expiration or termination of this Agreement. If Minerva determines that Licensee has underpaid royalties by five percent (5%) or more, Licensee will pay the costs and expenses of Minerva and its accountants in connection with their review or audit.

3.5.1 All monetary amounts referred to in this Agreement are expressed in Euro. All payments to Minerva under this Agreement shall be made in Euro by check payable to "Minerva Softcare NV" or wire transfer pursuant to instructions from Minerva.

3.5.2 Amounts that are not paid when due shall accrue interest from the due date until paid, at a variable rate equal to EURIBOR plus one percent (1%) per month (or the maximum allowed by law, if less).

ARTICLE 4 CONFIDENTIALITY

4.1 Confidentiality

4.1.1 Licensee agrees to maintain in confidence and not to disclose to any third party any Confidential Information of Minerva received pursuant to this Agreement. Licensee agrees to ensure that its employees have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by Licensee's obligations hereunder. The foregoing obligation shall not apply to:

4.1.1.1 information that is known to Licensee or independently developed by Licensee prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to Minerva upon receipt of the Confidential Information;

4.1.1.2 information disclosed to Licensee by a third party that has a right to make such disclosure;

4.1.1.3 information that becomes patented, published or otherwise part of the public domain as a result of acts by Minerva or a third person obtaining such information as a matter of right; or

4.1.1.4 information that is required to be disclosed by order of a legitimate governmental authority or a court of competent jurisdiction; provided that Licensee shall use its best efforts to obtain confidential treatment of such information by the agency or court.

4.2 Minerva shall not be obligated to accept any confidential information from Licensee Minerva bears no institutional responsibility for maintaining the confidentiality of any confidential information of Licensee.

4.3 The placement of a copyright notice on any Confidential Information shall not be construed to mean that such information has been published and will not release Licensee from its obligation of confidence hereunder.

ARTICLE 5 TERMINATION

5.1 Minerva may terminate this Agreement if any of the following occur.

5.1.1 Licensee becomes more than sixty (60) days in arrears in payment of royalties or expenses due pursuant to this Agreement and Licensee does not provide full payment immediately upon demand; or

5.1.2 Licensee becomes subject to a Licensee Bankruptcy Event; or

5.1.3 Licensee breaches this Agreement and does not cure such breach within sixty (60) days written notice thereof.

5.2 If Licensee becomes subject to a Licensee Bankruptcy Event, all duties of Minerva and all rights (but not duties) of Licensee under this Agreement shall immediately terminate without the necessity of any action being taken either by Minerva or by Licensee. In addition to any rights or remedies provided for under this Agreement, Minerva shall have all of the rights and remedies of a secured party under the Uniform Commercial Code. Upon the request and at the sole expense of Minerva, Licensee shall execute any and all instruments or documents as shall be reasonably necessary to evidence and perfect such security interest in any jurisdiction

5.3 Upon termination of this Agreement, Licensee shall, at Minerva's request, return to Minerva all Confidential Information fixed in any tangible medium of expression as well as any data generated by Licensee during the term of this Agreement which will facilitate the development of the technology licensed hereunder.

5.4 Upon termination of this Agreement, Licensee shall assign all continuing sublicense agreements to Minerva.

5.5 Licensee's obligation to pay royalties accrued under Article 3 hereof shall survive termination of this Agreement. In addition, the provisions of Articles 4, 5, 8, and 10 and Sections 7.2, 7.3 and 7.4 shall survive such termination.

ARTICLE 6 INFRINGEMENT AND LITIGATION

6.1 Minerva and Licensee are responsible for notifying each other promptly of any infringement of the Software which may come to their attention, Minerva and Licensee shall consult one another in a timely manner concerning any appropriate response thereto.

6.2 Licensee shall have the right, but not the obligation to prosecute such infringement at its own expense. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Minerva or grants any rights to the Minerva Technical Information, without Minerva's written permission financial recoveries from any such litigation will first be applied to reimburse Licensee for its litigation expenditures with additional recoveries being paid to Licensee, subject to a royalty due Minerva based on the provisions of Article 3 hereof

6.3 Such rights of Section 6.2 shall be subject to the continuing right of Minerva to intervene at Minerva's own expense and join Licensee in any claim or suit for infringement of the Software. Any consideration received by Licensee in settlement of any claim or suit shall be shared between Minerva and Licensee in proportion *with* their share of the litigation expenses in such infringement action.

6.4 If Licensee fails to prosecute such infringement, Minerva shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by Minerva.

6.5 In any action to enforce any of the Software, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction

ARTICLE 7 DISCLAIMER OF WARRANTY; INDEMNIFICATION

7.1 THE SOFTWARE, MINERVA TECHNICAL INFORMATION, MINERVA LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS AND MINERVA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. MINERVA MAKES NO REPRESENTATIONS OR WARRANTIES: (i) OF COMMERCIAL USE; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE SOFTWARE, MINERVA TECHNICAL INFORMATION, MINERVA LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. MINERVA SHALL NOT BE LIABLE TO LICENSEE, LICENSEE'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM THE USE OP THE SOFTWARE, MINERVA TECHNICAL INFORMATION, MINERVA LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF MINERVA LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

7.2 Licensee will defend, indemnify and hold harmless Minerva, its directors, officers, agents and employees (individually, an "Indemnified Party", and collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney's fees) (individually, a "Liability", and collectively, the "Liabilities") that results from or arises out of (a) the development, use, manufacture, promotion, sale or other disposition, of any Minerva Technical Information, Software or Minerva Licensed Products by Licensee, its assignees, sublicensees, vendors or other third parties, (b) breach by Licensee of any covenant or agreement contained in this Agreement; and (c) the enforcement by an Indemnified Party of its rights under this Section. Without limiting the foregoing, Licensee will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

7.2.1 any product liability or other claim of any kind related to the use by a third party of a Minerva Licensed Product that was manufactured, sold or otherwise disposed by Licensee, its assignees, sublicensees, vendors or other third parties; and

7.2.2 a claim by a third party that the Minerva Technical Information or Software or the design, composition, manufacture, use, sale or other disposition of any Minerva Licensed Product infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party.

7.3 The Indemnified Party shall promptly notify Licensee of any claim or action giving rise to Liabilities subject to the provisions of the foregoing Section. Licensee shall have the right to defend any such claim or action, at its cost and expense. Licensee shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on Minerva or grants any rights to the Minerva Technical Information, Software or Minerva Licensed Products without Minerva's prior written consent.

7.4 If Licensee fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, Minerva may assume the defense of such claim or action for the account and at the risk of Licensee, and any Liabilities related thereto shall be conclusively deemed a liability of Licensee. Licensee shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of Minerva or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

ARTICLE 8 USE OF MINERVA'S NAME; INDEPENDENT CONTRACTOR

8.1 Licensee and its employees and agents shall have the right to use and Licensee may permit its sublicensees to use Minerva's name, any adaptation thereof, any Minerva logotype, trademark, service mark, product name or slogan or the name mark or logotype of any Minerva representative or organization (collectively, the "Name").

8.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Minerva and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Minerva and Licensee as partners, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party.

ARTICLE 9 FIRST RIGHT OF REFUSAL; PURCHASE RIGHT ON MINERVA BANKRUPTCY EVENT

9.1 First Right of Refusal on Sale of Software to Third Parties. Minerva shall not sell any one of the Software except as otherwise provided herein or in accordance with the following procedures:

9.1.1 Minerva must have first received a written "bona fide" offer from a third party with respect to the purchase of all or any one of the Software as described in Exhibit A, and Minerva shall deliver to Licensee a written notice of such third party offer (the "Offer Notice") which Offer Notice shall include a copy of such third party offer, together with the following materials and information, certified to be true and correct by Minerva: (1) the name and address of the proposed purchaser; (2) the Software desired to be sold; (3) the total purchase price agreed to be paid by the proposed purchaser for the Software and the terms of payment; (4) the anticipated closing date for such sale; and (5) a statement by Minerva that there are no proposed arrangements or understandings with the prospective purchaser which have not been disclosed to the Licensees which might have the effect of increasing or decreasing the purchase price offered by the prospective purchaser for the Software The Offer Notice shall also include an offer by Minerva to sell to the Licensee (the "Section 9.1 Offer") the Software proposed to be sold by Minerva at the purchase price and on the other terms specified in such third party offer The Licensee shall have the first right and option, for a period of forty-five (45) days after delivery of the Offer Notice, to accept the offer to sell to the Licensee the Software proposed to be sold by Minerva at the purchase price and on the terms stated in the Offer Notice. Such acceptance shall be made by delivering a written notice to Minerva within such forty-five (45) day period. The acceptance by the Licensee to purchase the Software contained in the Offer Notice shall be deemed a "Section 9.1 Acceptance."

9.1.2 If the Licensee do not purchase the Software contained in the Offer Notice (the "Section 9.1 Rejection"), then Minerva may sell all or any one of the Software offered for sale at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the original Offer Notice at any time within one (1) year after the occurrence of the Section 9.1 Rejection. In the event all or any one or more of the Software contained in the Offer Notice are not sold by Minerva during such one (1) year period, the right of Minerva to sell any remaining Software shall expire and the obligations of this Section 9.1 shall be reinstated

9.1.3 Upon the occurrence of a Section 9.1 Acceptance, the closing of the Sale of Software shall be made at a mutually agreeable place, on a mutually satisfactory business day within thirty (30) days after notice of a Section 9.1 Acceptance

9.1.4 In the event that a sale is consummated with respect to any one or more of the Software, the purchaser(s) thereof shall be entitled to terminate this Agreement after a period of three (3) years from the date of the sale.

9.2 In the event of the occurrence of a Minerva Bankruptcy Event, Licensee shall have the irrevocable right to purchase the Software at a price equal to the amount that Minerva then owes to IKAN FINANZ AG and/or a maximum of 100,000 EURO.

ARTICLE 10 ADDITIONAL PROVISIONS

10.1 Licensee shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of products.

10.2 This Agreement and the rights and duties appertaining thereto may not be assigned by Licensee without first obtaining the express written consent of Minerva. Any such purported assignment, without the written consent of Minerva, shall be null and of no effect.

10.3 Notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g. Federal Express) and addressed as follows:

If for Minerva.

Minerva SoftCare NV
Tervuursesteenweg 609
1982 ELEWIJT, BELGIUM

with a copy to:

New Generation Holdings, Inc.
245 Park Avenue, 39th Floor
New York, NY 10167

If for Licensee:

Ikan Finanz AG
Schweitzerhofstrasse 17
8750 Glarus
Switzerland
Attention: P W. Bliekendaal

Either party may change its official address upon written notice to the other party.

10.4 This Agreement shall be construed and governed in accordance with the laws of Switzerland without giving effect to conflict of law provisions

10.5 This Agreement sets forth the entire agreement of the parties. Any modification of this Agreement shall be in writing and signed by an authorized representative of each party.

10.6 A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement

10.7 Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining

provisions hereof or effecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

10.8 The headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

10.9 Nothing in this Agreement, express or implied, is intended to confer On any person, other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

10.10 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may be executed by facsimile signatures.

IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.



Minerva SoftCare NV

By: ____________________
Name: FRANK COGH
Title: Director FOR NEW GENERATION PARTNERS B.V.

Ikan Finanz AG

By: P.W BLICKENDAAL
Name: Pierre W. Blekendaal

Geregistreerd te GRIMBERGEN
de elf februari 2003
[illegible] verzendingen;
Boek 6/21 blad 44 vak 5
Ontvangen : Vijfentwintig Euro
(25,00 Eur.)
[illegible] (0.

R VERDOOT
Inspecteur

-10-

Schedule A: Software

To be delivered before Jan 15, 2002

Schedule 2.3 Current sublicense agreements

To be delivered before Jan 15, 2002

Schedule 2.3 Current sublicense agreements

To be delivered before Jan 15, 2002

- Distribution Agreement between Minerva SoftCare NV Belgium and Minerva SoftCare SA France
- CSA Agreement between Minerva SoftCare NV Belgium and IBM Belgium
- Oral Agreement between Minerva SoftCare GmBH Germany and Minerva SoftCare NV Belgium
- Letter Of Intent between Incase Danmark and Minerva SoftCare NV Belgium
- REPUBLICA Agreement

Schedule 3.1.1 Tangible assets and liabilities

To be delivered before Jan 15, 2002



Schedule 3.1.1

Tangible Assets

Minerva SoftCare N.V.: see attached list Materiële vaste activa **T1**

Case Associates N.V.: see attached list Materiële vaste activa **T2**

List Employees

see attached list: **E1**

List leasing cars

see attached list **C1**

Mobile phones

see attached list **M1**

Maintenance contract Ericsson (central)

see attached

MINERVA SOFTCARE N.V.

T1

Materiële vaste activa

	AKF	leverancier		omschrijving	aankoopwaarde Bef	aankoopwaarde €	boekwaarde 31/12/2001 Bef	boekwaarde 31/12/2001 Euro	afschrijvingen 2002 Euro	boekwaarde 31/12/2002 Euro	boekwaarde 31/12/2002 overdracht
Software											
	2000	147 Redcorp		Installshield 2000 Pro	15.601		5.200	128,90	128,90	0	
		258 Rogue Wave		Studio pro + Toolkid	63.737		21.246	526,67	526,67	0	
		401 Ibm Belgium		Visual age for Java	66.460		22.154	549,18	549,18	0	
					145.798		48.600	1.204,76	1.204,76	0	0
	2001	100 Redcorp		Jbuilder Pro	15.371		10.247	254,02	127,01	127,00	
		227 Kappa data		Securex VPn box	133.390		88.927	2.204,44	1.102,22	1.102,23	
		758 Redcorp		Host adaptor	47.875		31.917	791,20	395,60	395,61	
		852 Dell		2 smart UPS	50.423		33.615	833,29	416,65	416,64	
		1026 Adobe		Photoshop 6.0	37.048		24.699	612,27	306,13	306,14	
					284.107		189.405	4.695,23	2.347,61		2.347,62
	2002	619 Together		Solo edition +control center		17.605,00			5.868,33	11.736,67	
											11.736,67
Bureelcomputers											
	1999	464 Dell	R8MIR	Latitude CPIR 400GT	145.808		0,00	0,00	0,00	0,00	
	2000	608 Dell	G74510J	Workstation 620 MT	249.959		83.320	2.065,45	2.065,45	0,00	
		192 Dell	JA0J0	Latitude CPXH 500GT	139.774		93.183	2.309,95	2.309,95	0,00	
	2001	80 Dell	G8WK20J	Optiplex GX200 L	85.090		56.727	1.406,22	703,11	703,11	
		Dell	H6WK20J	Optiplex GX200 L	85.090		56.727	1.406,22	703,11	703,11	
		169 Dell	FDBB30J	Latitude CPXJ 650	153.068		102.045	2.529,64	1.264,82	1.264,82	
		266 Dell	9DJ040J	Optiplex GX200 L	72.500		48.333	1.198,15	599,08	599,08	
		287 Dell	5TD740J	Dimension 8100 ENG	159.500		106.333	2.635,93	1.317,97	1.317,97	
		288 Dell	DS38501	Powervault 705 N	171.225		114.150	2.829,78	1.414,85	1.414,85	
		306 US Connect		Brother Laserprinter HL 1250	16.479		10.986	272,34	136,17	136,17	
		348 Dell	F3RR40J	Workstation 330 MT	129.460		86.307	2.139,49	1.069,74	1.069,74	
		389 Dell	3ZN150J	Latitude C600	118.170		78.780	1.952,91	976,45	976,45	
		472 US Connect		Brother Laserprinter HL 1250	16.355		10.903	270,29	135,14	135,14	
		559 Dell	8SYV50J	Optiplex GX 200 M	65.311		43.541	1.079,34	539,67	539,67	
		Dell	B8YV50J	Optiplex GX 200 M	65.311		43.541	1.079,34	539,67	539,67	
		Dell	5VXV50J	Optiplex GX 200 MT	63.691		42.461	1.052,57	526,29	526,29	
		Dell	6VXV50J	Optiplex GX 200 MT	76.759		51.173	1.268,54	634,27	634,27	
		632 Dell	HN8H60J	Latitude C800 P	171.930		114.620	2.841,36	1.420,68	1.420,68	

		796	Dell	8VCM70J	Latitude C800	103.315		64.[illegible]7	707,41	853,70	853,70	
			Dell	7VCM70J	Latitude C800 P	103.315		64.877	1.707,41	853,70	853,70	
		797	Dell	C64K70J	Optiplex GX150	45.985		38.643	759,63	379,81	379,81	
			Dell	D64K70J	Optiplex GX150	45.985		38.643	759,63	379,81	379,81	
		887	Dell	DG2F80J	Latitude C810	131.225		87.483	2.168,66	1.084,33	1.084,33	
		1001	Dell	JTXJ80J	Latitude C810 NB/w2k	163.206		108.804	2.697,18	1.348,59	1.348,59	
		1030	Dell	BCKD90J	Latitude C810	109.048		72.697	1.802,12	901,06	901,06	
						2.151.976		1.434.651	35.564,06	17.782,03		17.782,03
	2002	25	Dell	6FK7B0J	Latitude C810		2.766,57			922,19	1.844,38	
		126	Dell	H5PYB0J	Latitude C810		2.766,54			922,18	1.844,36	
		446	Dell		Memory 128 MB		86,42			28,81	57,61	
		447	Dell		Memory 128 MB		83,19			27,73	55,46	
		465	Makro		Printer HP 960 C		259,64			86,55	173,09	
		524	Dell	726NF3J	Latitude C810		2.650,00			883,33	1.766,67	
		677	Dell		Memory 256 MB 1 stuk		91,28			30,43	60,85	
		678	Dell		Memory 256 MB ECC 2 stuks		211,66			70,55	141,11	
		679	Dell		Memory 256 MB 1 stuk		91,28			30,43	60,85	
		680	Dell	31H0N0J	Dim 4500		1.175,00			391,67	783,33	
		682	Dell		Memory 256 MB 6 stuks		1.054,56			351,52	703,04	
		687	Dell		Memory 256 MB 1 stuk		89,98			29,99	59,99	
		688	Dell		Hard drive 20GB		185,02			61,67	123,35	
		911	Dell		Memory 256 MB 1 stuk		89,98			29,99	59,99	
							11.601,12			3.867,04		7.734,08
Meubilair	2002	112	Ikea		bureau's,kasten,stoelen		5.942,42			1.188,48	4.753,94	
		113			montagekosten		713,06			142,61	570,45	
	kn11				bureau's,kasten,stoelen		-100,28			-20,06	-80,22	
		340			keukentoestellen Hasselt		1.128,06			225,61	902,45	
							7.683,26			1.536,65		6.146,61

MINERVA SOFTCARE N.V. Nederland

Computers	2001	140	Dell	9GQ550J	Latitude C600/nt		3.049,41		2541,18	489,88	1.931,30	
												1.931,30

TOTAAL	€ 47.678,30

en 6 maand maintenanceTogether 1760,5 €

CASE ASSOCIATES N.V.

Materiele vaste activa (T2)

	AKF	leverancier		omschrijving	aankoopwaarde Bef		boekwaarde 31/12/2001 Bef	boekwaarde 31/12/2001 Euro	afschrijvingen 2002 Euro	boekwaarde 31/12/2002 Euro	boekwaarde 31/12/2002 overdracht
Inrichting bureten											
	1999	301 Ikea		Ladenblok	7.808		3.122	77,39	38,70	38,69	
		370 Van den Borre		ijskast + Micro	28.912		11.564	286,66	143,33	143,33	182,03
		280 Ikea		aanzettafel bureau	8.264		4.868	122,01	40,07	81,93	81,93
	2001	255 Vanden Borre		vaatwasser	21.074		16.859	417,92	104,48	313,44	313,44
Bureelmateriaal											
	1999	151 BPP NV		Hitachi 935 LCD projector	243.220		97.288	2.411,71	1.205,85	1.205,86	
		171 BPP NV		prtable screen	20.800		8.320	206,25	103,12	103,12	1.308,98
Bureelcomputers											
	2000	299 Dell	GWSC00J	Latitude CPXJ 750	112.658		37.552	930,89	930,89	0,00	
	2001	293 Dell	DVN800J	Latitude C810 Pentium 3	111.764		74.511	1.847,08	923,54	923,54	923,54
Telefoon											
	2002	81 Ericsson		Conf Call toestel		1603,78			320,76	1.283,02	1.283,02
										TOTAAL	€ 4.092,94

Schedule 3.1.1

LIST EMPLOYEES

België
- Developer
  - Bastien Filip
  - Billiau Wouter
  - Colson Raf
  - Foulon Christophe
  - Huang Yongqing
  - Nahon Wim
  - Renaers Frank
  - Sterckx Yves
- PTL
  - Jacob Johan
  - Martens Ronny
- Consultant
  - Maeckelberghe Sylvia
  - Van Rompuy Guy
- Administratie
  - Jansen Karine
  - Loncke Kristien

Nederland
- Consultant
  - Ferrada Paulo
  - Mourillon Raphael
  - Staalman Roderick
  - Groos Janneke
  - Tulkens Ivo
  - Punt Peter
- Commercial
  - Weddepohl Tijmen

Schedule 3.1.1

List leasing cars full lease

Minerva SoftCare N.V. end contract

Belgie

Arval

vw	Sharan	KPG 770	14/01/03
vw	Sharan	SFS 405	4/11/03
vw	Passat	FSQ 323	7/03/05
vw	Passat	BIX 510	9/04/05
vw	Passat	FID 033	11/04/05
vw	Passat	FID 898	16/04/05
vw	Passat	GQP 815	12/06/05
vw	Passat	DEM 396	20/06/05
Alfa	Romeo	HMH 997	29/08/05
vw	Passat	EWK 347	19/12/05

Nederland

Top Lease

Alfa	Romeo	29 DN PH	12/07/03

Arval

vw	Passat	04 FZ TZ	11/09/03
vw	Passat	93 HR RN	1/11/04
vw	Passat	38 HJ FX	8/08/05
Alfa	Romeo	38 JS FZ	26/07/06
vw	Passat	56 JH GZ	12/04/05

Arval KT

Ford	Focus	12 GS BR	

Case Associates N.V.

vw	Passat	DHN 260	29/06/03
vw	Passat	FII 470	22/04/05

Schedule 3.1.1

List mobile phones

België

0475/62 88 28

0478/28 03 58

0475/67 89 50

Nederland

06/27 07 89 71
06/51 79 93 94
06/51 85 25 06
06/54 24 43 26
06/24 98 64 07
06/50 68 26 43
06/53 40 19 54

Schedule: 3.1.3 Existing pipeline

To be delivered before Jan 15, 2002

Schedule: 3.1.3 Existing pipeline

To be delivered before Jan 15, 2002

B	CHANGE	Dexia Bank Belgium
B	CHANGE	Nationale Bank from Belgium
N	CHANGE	Postbank N.V.
N	CHANGE	European Patent Office
N	DBA	PinkRoccade Public
F	DBA	AGF FRANCE
N	METASUITE	DTO

B: Belgium
N: The Netherlands
F: France